Exhibit 99.1

Contact:

Grant Fitzwilliam, CFO - (305) 375-8005 or gfitzwilliam@answerthink.com

Answerthink Announces Fourth Quarter and Fiscal Year Results

-	Q4 Pro forma EPS in line with guidance
-	Fiscal Year Revenue up 11%

Miami, FL – February 20, 2007 – Answerthink, Inc. (NASDAQ: ANSR), a strategic business advisory and technology consulting firm, today announced its financial results for the fourth quarter, which ended December 29, 2006.

Total revenue decreased in the fourth quarter of 2006 to $38.2 million from $44.7 million during the same period in 2005. Revenues were lower primarily as a result of the Company’s exit from its Lawson and SAP staff augmentation contracts. Diluted loss per share was ($0.03) compared to diluted loss per share of ($0.01) in the fourth quarter of 2005. Pro forma diluted earnings per share were $0.01, compared to $0.04 in the fourth quarter of 2005. Pro forma information is provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the accompanying tables.

Total revenue increased in fiscal year 2006 by 11% to $180.6 million from $163.3 million in fiscal year 2005. Diluted loss per share was ($0.11), compared to diluted earnings per share of $0.01 for the same period in the previous year. The 2006 and 2005 results include restructuring costs of ($0.14) and ($0.06) per diluted share, respectively, related primarily to an increase in previously established restructuring reserves for the consolidation of facilities. In addition, the 2006 and 2005 results include a loss due to the previously announced UK misappropriation of ($0.01) and ($0.02) per diluted share. The UK misappropriation is discussed in detail in the Company’s December 22, 2006 press release. Pro forma diluted earnings per share were $0.13 for both 2006 and 2005.

The Company’s cash balances, including restricted cash and marketable investments, were $20.2 million at the end of the fourth quarter of 2006. During the quarter, the Company did not repurchase any shares of the Company’s common stock. As of the end of the fourth quarter of 2006, $6.1 million remained available under the Company’s share repurchase program authorization.

“In 2006 we focused our efforts on the continuing transformation of our business model around our unique Hackett Group intellectual capital with specific emphasis on the growth of our Membership Advisory offerings,” said Ted A. Fernandez, Chairman and CEO of Answerthink. “As we head into 2007, we expect to see those efforts reflected in the continued growth of our Membership Advisory revenues. Additionally we believe that the adjustments we have made to our go-to-market strategy and sales incentives will allow our benchmarking and transformation group to grow and favorably impact our overall profitability.”

Page 2 – Answerthink Announces Fourth Quarter Results

Based on the current economic outlook, the Company estimates total revenues for the first quarter of 2007 to be in the range of $39 million to $41 million. The Company also estimates pro forma diluted earnings (loss) per share to be in the range of ($0.01) to $0.01.

Other Highlights

Globalization Research – U.S. & European Findings – Hackett announced research findings showing that the Fortune 500 could potentially save $58 billion annually, or over $116 million on average per company, by offshoring many of their back office activities. In a separate research announcement Hackett found that Europe’s Top 500 companies could potentially save €48 billion annually, or almost €96 million on average per company through offshoring.

Enterprise Book of Numbers Research – Hackett released its 2006 Enterprise Book of Numbers, which found in part that by achieving world-class performance in four core operational areas – information technology (IT), finance, human resources (HR) and procurement – companies can reduce annual SG&A costs by $60 million per billion in revenue, while improving effectiveness.

Six Sigma Research – In a January Research Alert, Hackett also released findings that Six Sigma is far from a “silver bullet,” for executives seeking to reduce cost and improve overall quality of back office operations. Hackett found that while many executives use Six Sigma, or other continuous improvement programs, to successfully drive enhancements in back office functions, many other executives fail to realize the benefits of Six Sigma initiatives. Hackett found that Six Sigma, which by definition is an incremental process improvement methodology, is not appropriate for situations that require significant transformational change.

EzMed Solution - SAP Qualification & Arbour Group Alliance – Answerthink announced that it has received SAP qualification for EzMed, its mySAP™ All-in-One partner solution for medical device manufacturers. Answerthink also announced a strategic alliance with regulatory compliance specialist Arbour Group LLC, which will offer clients products and services designed to streamline U.S. Food & Drug Administration (FDA) validation of EzMed and other EzLifeSciences implementations.

Representative Client Engagements

Oracle ERP Implementation for Industrial Products Manufacturer – This client selected Answerthink for a multi-year project to replace aging legacy systems with Oracle’s E-Business Suite. The goal of the project is to migrate business operations to a common and standard platform, automate manual transactions, improve information access, and create a flexible and scalable system to address the continued growth the company is experiencing. An Oracle application blueprint is being developed that will detail how the technology can support Hackett-certified best practices in finance, order-to-cash and other areas. The project will also incorporate manufacturing and HR processes, including activities at approximately 45 plant locations and four global call centers.

Page 3 – Answerthink Announces Fourth Quarter Results

HR Transformation Support for a Global Retailer – This client selected Hackett to support its efforts to begin a major transformation program designed to restructure HR operations and processes. The goal is to improve efficiency and effectiveness, and to meet the rapidly expanding domestic and global requirements the retailer faces. The contract includes an HR benchmark and two years of membership in Hackett’s HR Executive Advisory Program. Hackett will also help the client with transformation vendor selection, including needs analysis, support for RFP development utilizing Hackett’s Best Practices Implementation approach and tools, and overall management of the vendor selection process.

World-Class Finance & IT Programs for Health Care Products Manufacturer – This client signed a three-year agreement for global IT & finance benchmarks along with membership in Hackett’s IT and Finance Executive Advisory Programs. The company plans to use the benchmarks and advisory programs to validate performance and determine whether resources are appropriately deployed in these two key areas. They are also seeking to ensure that they are targeting the appropriate operational improvement areas and levels, and seek to improve systems providing critical business information for their executive team.

Cash Flow Analysis for European Aerospace Manufacturer – This client selected REL to perform an analysis of customer-to-cash and procure-to-pay activities. The company recently launched long-term initiatives to reduce both cost and working capital, in part to fund new product development. REL’s analysis will establish the foundation for the activities to optimize short and long-term cash requirements. REL’s work will include a review of the internal and external drivers of working capital optimization in the relationships with suppliers, and the identification of ways to accelerate the time taken to receive cash from customers and reduce the associated billing disputes.

Building Strategic Capabilities within Finance for an International Finance Service Provider - The client has engaged the Company to assist with building best practice capabilities in two key areas of finance. Hackett was selected to support the initial phases of a three-year initiative to implement advanced profitability modeling, analysis and reporting capabilities. This enterprise initiative, critical to managing firm-wide profitability, will incorporate Hackett’s cross-functional best practices in finance, IT and performance management leveraging Hyperion applications. To provide on-going support and insight for these projects, the company has signed a two-year membership in Hackett’s Finance Executive Advisory Program.

Page 4 – Answerthink Announces Fourth Quarter Results

The Company will host a conference call to discuss fourth quarter earnings results for the period ending December 29, 2006 at 5:00 P.M. ET on Tuesday, February 20, 2007.

The number for the conference call is 888-324-2912, (Passcode: Fourth Quarter, Leader: Ted A. Fernandez). For International callers, please dial 210-234-0003.

In addition, Answerthink will also be webcasting this conference call live through the StreetEvents.com service. To participate, simply visit http://www.answerthink.com approximately 10 minutes prior to the start of the call and click on the conference call link provided. An online replay of the call will be available after 8:00 P.M ET on Tuesday, February 20, 2007 and will run through 5:00 P.M. ET on Tuesday, March 6, 2007. To access the call, visit http://www.answerthink.com or http://www.streetevents.com.

###

About Answerthink

Answerthink, Inc. (www.answerthink.com) is a leading business and technology consulting firm that enables companies to achieve world-class business performance. By leveraging the comprehensive database of The Hackett Group, Answerthink’s business and technology solutions help clients significantly improve performance and maximize returns on technology investments. Answerthink’s capabilities include benchmarking, business transformation, business applications, business intelligence, and offshore application development and support. Founded in 1997, Answerthink has offices throughout the United States and in Europe and India.

About The Hackett Group

The Hackett Group (www.TheHackettGroup.com), a strategic advisory firm and an Answerthink company, is a world leader in best practice research, benchmarking and business transformation services that empirically define and enable world-class enterprise performance.

Through the acquisition of REL Consultancy Group, a global leader in generating cash improvement from working capital, we offer REL Total Working Capital services to liberate cash flow from operations through improved working capital, reduced costs and increased service quality. REL has helped clients in more than 60 countries free up over $25 billion through working capital improvements in the last 10 years alone.

Only The Hackett Group empirically defines world-class performance in sales, general and administrative (SG&A) and supply chain activities with analysis gained through 3,500 benchmark studies over 14 years at 2,100 of the world’s leading companies. Our clients comprise 97 percent of the Dow Jones Industrials, 77 percent of the Fortune 100 and 90 percent of the Dow Jones Global Titans Index.

Page 5 – Answerthink Announces Fourth Quarter Results

# # #

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause Answerthink’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward-looking statements include, among others, the ability of the products, services, or practices mentioned in this release to deliver the desired effect, our ability to effectively integrate acquisitions into our operations, our ability to attract additional business, our ability to effectively market and sell our product offerings and other services, the timing of projects and the potential for contract cancellations by our customers, changes in expectations regarding the information technology industry, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable, risks of competition, price and margin trends, foreign currency fluctuations, changes in general economic conditions and interest rates as well as other risks detailed in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 30, 2005 filed with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Page 5 of 7 – Answerthink Announces Fourth Quarter and Fiscal Year End Results

Answerthink, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended		Year Ended
	December 29, 2006	December 30, 2005	December 29, 2006	December 30, 2005
Revenues:
Revenues before reimbursements	$34,315	$39,904	$162,167	$146,693
Reimbursements	3,861	4,837	18,388	16,625

Total revenues	38,176	44,741	180,555	163,318

Costs and expenses:
Cost of service:
Personnel costs before reimbursable expenses (includes $228 and $273, and $964 and $749 of stock compensation expense in the quarters and twelve months ended December 29, 2006 and December 30, 2005, respectively)	19,465	22,668	93,102	83,380
Reimbursable expenses	3,861	4,837	18,388	16,625

Total cost of service	23,326	27,505	111,490	100,005

Selling, general and administrative costs (includes $635 and $929, and $3,135 and $2,643 of stock compensation expense in the quarters and twelve months ended December 29, 2006 and December 30, 2005, respectively)	16,479	16,089	67,053	59,844
Restructuring costs	—	1,789	6,313	2,923
Loss from misappropriation	15	236	341	1,037

Total costs and operating expenses	39,820	45,619	185,197	163,809

Loss from operations	(1,644)	(878)	(4,642)	(491)
Other income (expense):
Interest income	204	238	673	1,168
Interest expense	(2)	(27)	(166)	(79)

Income (loss) before income taxes	(1,442)	(667)	(4,135)	598
Income tax (benefit) expense	(33)	(161)	913	(6)

Net income (loss)	$(1,409)	$(506)	$(5,048)	$604

Basic net income (loss) per common share:
Net income (loss) per common share	$(0.03)	$(0.01)	$(0.11)	$0.01
Weighted average common shares outstanding	44,583	44,163	44,653	43,575

Diluted net income (loss) per common share (1):
Net income (loss) per common share	$(0.03)	$(0.01)	$(0.11)	$0.01
Weighted average common and common equivalent shares outstanding	44,583	44,163	44,653	45,302

Pro forma data (2):
Income (loss) before income taxes	$(1,442)	$(667)	$(4,135)	$598
Restructuring costs	—	1,789	6,313	2,923
Stock compensation expense	863	1,202	4,099	3,392
Amortization of intangible assets	365	562	2,632	1,801
Professional fees related to the loss from misappropriation	700	—	700	—
Loss from misappropriation	15	236	341	1,037

Pro forma income before income taxes	501	3,122	9,950	9,751
Pro forma income tax expense	200	1,249	3,980	3,901

Pro forma net income	$301	$1,873	$5,970	$5,850

Pro forma basic net income per common share	$0.01	$0.04	$0.13	$0.13
Weighted average common shares outstanding	44,583	44,163	44,653	43,575

Pro forma diluted net income per common share	$0.01	$0.04	$0.13	$0.13
Weighted average common and common equivalent shares outstanding	45,327	45,243	46,001	45,302

(1)	Potentially diluted shares were excluded from the diluted loss per share calculation for the quarters ended December 29, 2006, and December 30, 2005 and the year ended December 29, 2006 as their effects would have been anti-dilutive to the loss incurred by the Company.
(2)	The Company provides pro forma earnings results (which exclude amortization of intangible assets, non-cash compensation, restructuring charges, loss from misappropriation and professional fees related to the loss from misappropriation, and include a normalized tax rate) as a complement to results provided in accordance with Generally Accepted Accounting Principles. These non-GAAP results are provided to enhance the users’ overall understanding of the Company’s current financial performance and its prospects for the future. The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results. The non-GAAP measures are included to provide investors and management with an alternative method for assessing operating results in a manner that is focused on the performance of ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since the Company has historically reported non-GAAP results to the investment community, it believes the inclusion of non-GAAP numbers provides consistency in its financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States of America.

Page 6 of 7 – Answerthink Announces Fourth Quarter and Fiscal Year End Results

Answerthink, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 29, 2006	December 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$19,585	$18,103
Marketable investments	—	9,902
Restricted cash	—	3,657
Accounts receivable and unbilled revenue, net	35,818	41,928
Prepaid expenses and other current assets	1,137	3,273

Total current assets	56,540	76,863

Restricted cash	600	600
Property and equipment, net	5,183	6,304
Other assets	3,870	6,422
Goodwill	66,652	61,692

Total assets	$132,845	$151,881

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,427	$6,319
Accrued expenses and other liabilities	24,352	43,251

Total current liabilities	29,779	49,570
Accrued expenses and other liabilities, non-current	4,611	3,272

Total liabilities	34,390	52,842

Shareholders’ equity	98,455	99,039

Total liabilities and shareholders’ equity	$132,845	$151,881

Page 7 of 7 – Answerthink Announces Fourth Quarter and Fiscal Year End Results

Answerthink, Inc.

Supplemental Financial Data

(unaudited)

	Quarter Ended		Quarter Ended	Yr. on Yr. Change
	December 29, 2006	September 29, 2006	December 30, 2005%
Revenue Breakdown by Group:
(in thousands)

The Hackett Group
Benchmarking (5)	$4,128	$4,006	$4,810	(14)%
Membership Advisory Programs (6)	3,481	2,969	2,202	58%
Business Transformation (4) (7)	13,205	14,303	13,620	(3)%

Total The Hackett Group	20,814	21,278	20,632	1%

Best Practice Solutions
Business Applications (8)	9,923	11,986	13,702	(28)%
Business Intelligence (9)	7,439	10,288	10,407	(29)%

Total Best Practice Solutions	17,362	22,274	24,109	(28)%

Total Revenues	$38,176	$43,552	$44,741	(15)%

Revenue Concentration:
(% of total revenues)

Top customer	3%	3%	7%
Top 5 customers	11%	12%	20%
Top 10 customers	19%	21%	30%

Key Metrics and Other Financial Data:
The Hackett Group revenue per professional (in thousands) (10)	$322	$330	$375
Membership Advisory - Annualized Contract Value (3)	$13,881	$12,190	$8,812
Best Practice Solutions consultant utilization rate (10)	60%	66%	72%
Best Practice Solutions gross billing rate per hour (10)	$161	$173	$173
Consultant headcount	584	621	694
Total headcount	810	830	899
Days sales outstanding (DSO)	85	82	73
Cash (used in) provided by operating activities (in thousands)	$(702)	$8,511	$8,856
Depreciation and amortization (in thousands)	$1,000	$1,070	$1,280

Share Repurchase Program:

Shares purchased since inception (in thousands)	7,158	7,158	6,534
Cost of shares repurchased since inception (in thousands)	$23,867	$23,867	$22,119
Average per share cost of shares purchased since inception	$3.33	$3.33	$3.39
Remaining authorization (in thousands)	$6,133	$6,133	$7,881

(3)	We define “Annualized Contract Value” as of the quarter-end as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement.
(4)	Business Transformation includes revenues for REL of $4.6 million, $4.0 million and $2.5 million for the quarters ended December 29, 2006, September 29, 2006 and December 30, 2005, respectively.
(5)	Comparison of a client’s demand drivers, costs and practices to a peer group in order to empirically identify and define an organization’s ability to improve performance at a process level and to identify and compare business practices utilized and compare to best practices utilized by world-class performers.
(6)	Annual or multi-year contract that provides clients with on-demand access to world-class performance metrics and best practices research and advice.
(7)	Strategic consulting support that utilizes Hackett best practice implementation content and tools to enable clients to accelerate transformation to world-class performance.
(8)	Best Practice Implementation of ERP Software, which is primarily Oracle and SAP.
(9)	Best Practice Implementation of business performance management solutions, which is primarily Hyperion.
(10)	Certain items in quarter ended September 29, 2006 and December 30, 2005 have been reclassified to conform with the December 29, 2006 presentation